EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 7, 2011 with respect to the financial statements and schedule included in the Annual Report of SRI/Surgical Express, Inc. on Form 10-K for the year ended December 31, 2010. We hereby consent to the incorporation by reference of said report in the Registration Statements of SRI/Surgical Express, Inc. on Forms S-8 (File No. 333-31911, effective July 23, 1997; File No. 333-67618, effective August 15, 2001; File No. 333-67626, effective August 15, 2001; File No. 333-123616, effective March 28, 2005).

/s/ GRANT THORNTON LLP

Tampa, Florida

March 7, 2011